Exhibit 99.2

NEWS RELEASE
For Immediate Release
September 30, 2026

For Further Information Contact:
Charles R. Hageboeck, Chief Executive Officer and President
(304) 769-1102

City Holding Company Appoints Vonda Huss to Board of Directors

Charleston, West Virginia – City Holding Company, the “Company” (NASDAQ: CHCO), has appointed Vonda Huss to its Board of Directors. Huss’s appointment is effective immediately and she will stand for election by the shareholders at the next annual meeting scheduled for April 2027. The Board of Directors expects to recommend Huss as a Class II director, whose terms shall expire at the annual meeting of shareholders in 2028.

After receiving her undergraduate degree from Appalachian State University, Huss earned an MBA from Pfeiffer University. She also has a certificate in Organizational Development from UNC Charlotte and a certificate from the Directors' College program at Stanford Law School’s Rock Center for Corporate Governance.

Huss has served as executive vice president and chief human resources officer at Brighthouse Financial since 2017. She previously spent 29 years at Wells Fargo, where she worked in a variety of roles, including executive vice president, co-head of human resources and enterprise HR consulting leader.

“Vonda is an exceptional addition to our board of directors,” said City Holding Company Chairman of the Board Dallas Kayser. “Her career—spanning from bank teller to managing human resources on an enterprise scale for major financial institutions—gives her a rare, 360-degree view of the banking industry.”

Huss has served her community through roles on the boards of directors of the YMCA of Greater Charlotte, Novant Health Foundation and Brighthouse Scholar Connections.

City Holding Company is a $6.8 billion bank holding Company headquartered in Charleston, WV. City Holding Company is the parent company of City National Bank of West Virginia. City National operates 95 branches across West Virginia, Kentucky, Virginia and Ohio.

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